UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 11, 2008

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California  92705

(Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code:  (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                                             Entry into a Material Definitive Agreement.

On February 11, 2008, Iteris, Inc. (the “Company”) entered into a Debenture Redemption Agreement with Potomac Capital Partners, LP and Potomac Capital International Ltd. (together, “Potomac”), pursuant to which the Company redeemed two convertible debentures, in the aggregate principal amount of $1.1 million, held by Potomac.  The debentures were redeemed for an aggregate payment of $935,000 plus all accrued but unpaid interest.  The debentures were originally issued by the Company to Potomac in May 2004, along with warrants to purchase an aggregate of 35,585 shares of the Company’s common stock at an exercise price of $3.86 per share and warrants to purchase an aggregate of 34,103 shares of the Company’s common stock at an exercise price of $4.03 per share, pursuant to a Debenture and Warrant Purchase Agreement dated May 2004 by and among the Company and certain investors, including Potomac.  The warrants issued to Potomac were not redeemed or canceled in connection with the redemption of the debentures and will remain outstanding until their expiration in May 2009.  The debentures were due and payable in full in May 2009, provided for 6.0% annual interest, payable quarterly, and were convertible into the Company’s common stock at an initial conversion price of $3.61 per share, subject to certain adjustments, including adjustments for dilutive issuances.

The foregoing summary of the Debenture Redemption Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01                                             Financial Statement and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Debenture Redemption Agreement, dated February 11, 2008, by and among Potomac Capital Partners, LP, Potomac Capital International Ltd. and Iteris, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 15, 2008

ITERIS, INC.,
a Delaware corporation

By:	/s/ James S. Miele
James S. Miele
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Debenture Redemption Agreement, dated February 11, 2008, by and among Potomac Capital Partners, LP, Potomac Capital International Ltd. and Iteris, Inc.